Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of SI-BONE, Inc. of our report dated March 11, 2020 relating to the financial statements of, which appears in SI-BONE, Inc.’s Annual Report on Form 10-K, dated March 11, 2020, for the year ended December 31, 2019.
/s/ PricewaterhouseCoopers LLP

San Jose, CA
March 11, 2020